Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Abri SPAC I, Inc. (the “Registrant”) of its Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto, as a nominee to the board of directors of Abri SPAC I, Inc. following the consummation of the business combination involving DLQ, Inc. and the Registrant. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: October 20, 2022	/s/ Nadine Watt
Nadine Watt